EXHIBIT 10(c)
                       ANNUAL INCENTIVE COMPENSATION PLAN
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

1.    PURPOSE OF THE PLAN
      The purpose of the Annual Incentive Compensation Plan (hereinafter the "Plan") for Central Louisiana Electric Company, Inc. (Company) is to provide incentive compensation to those officers and key employees who contribute significantly to the growth and success of the Company; to attract and retrain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders.

2.    DEFINITIONS
      When used in the Plan, the following words and phrases shall have the following meanings:

      "Base Salary" means the year-end base salary in effect for the Plan Year as shown in the personnel records of the Company.

      "Board" means the Board of Directors of the Company.

      "Committee" means the Compensation Committee of the Board or any other committee of the Board designated by resolution of the Board to administer the Plan.

      "Corporate Threshold" means the predetermined level of annual corporate financial performance that the Committee shall establish each Plan Year. When actual performance falls below the Corporate Threshold, no awards will be paid pursuant to the Plan.

      "Funding Formula" means the formula established by the Committee each year that determines the maximum amount of payments that may be made from the Plan. This formula may be expressed as a percent of net income or any other relationship determined

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      by the Committee to protect the interests of shareholders. Funds generated by the formula establish a pool of money that may be used for payouts under the Plan.

      "Participant" means any officer, executive or key employee of the Company selected by the Committee to receive an award under the Plan. Members of the Board who are not employed on a full-time basis by the Company are not eligible to receive awards under the Plan.

      "Payout Matrix" means a chart that illustrates the relationship between the performance criteria and the payouts that are generated by the actual performance each year. The matrix contains the various levels of performance and the payouts, expressed as a percent of targeted awards, that will be paid for each level of performance. Payouts determined by the payout matrix are subject to availability of funds as computed by the Funding Formula.

      "Payout Schedule" means the incentive amount expressed as a percent of base salary that will be paid at various levels of actual performance when compared to target performance.

      "Peer Companies" means a list of electric utility companies selected by the Committee, against which the performance of the Company is compared each year as one element of determining payouts under the Plan.

      "Performance Criteria" means those financial, operational or individual measures that are selected each Plan Year by the Committee and used to determine awards under the Plan. Performance criteria may be established for corporate, division, individual or other business unit results.

      "Plan" means the Annual Incentive Compensation Plan for the Company.

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      "Target" means the level of performance that is judged sufficient by the
      Committee, based on predetermined objectives, to obtain the target award.

3.    ADMINISTRATION OF THE PLAN
      The Plan shall be administered by the Committee of the Board of Directors of the Company. Subject to the provisions of the Plan, the Committee shall have exclusive authority to amend, modify, suspend or terminate the Plan at any time.

      At the beginning of each Plan Year, the President of the Company will make recommendations to the Committee regarding participants, size of awards, corporate and individual performance criteria, performance targets and corporate thresholds. The Committee will consider and approve or modify the recommendations as appropriate. At the Conclusions of each Plan Year, the President of the Company will present to the Committee a schedule indicating actual performance and the recommended award earned by each participant. The Committee will review the recommendations and approve or modify the recommendations as presented and approve the award to be paid to each participant.

4.    WEIGHTING OF PERFORMANCE CRITERIA

      Until modified by action of the Committee, the following weights will be used for the Plan:

           o  Financial measures 100%

           o Individual measures may add or subtract 5% of base salary to the award.

5.    STEPS IN THE AWARD PROCESS
      As soon as practicable after the end of each Plan Year, the Committee, upon recommendation of the President of the Company, will determine the actual level of performance for each criteria. This level of performance will be matched to the appropriate range of performance on the payout matrix. When both performance criteria have been matched on the matrix, the indicated payout, expressed as a percent of the target award, will be identified.
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      The Committee may also approve additional awards for outstanding individual performance and/or reduce the indicated awards for performance that is clearly below standards for officers of the Company. The magnitude of such adjustments is limited to 5% of each Participant's base salary and will be added or subtracted from the indicated payout to arrive at a total award.

6.    FUNDING FORMULA
      The Funding Formula for the Plan will be communicated to all participants through the Plan agreement. Any unused portions in the fund so created by the formula cannot be used in future years and must be returned to the general assets of the Company. If the funding formula produces a payout pool that is not adequate for the payment of awards from the payout matrix, all awards will be reduced on a proportional basis so that the pool is not exceeded.

7.    CORPORATE THRESHOLD
      The Committee will establish a Corporate Threshold for each Plan Year. When actual corporate performance is below the Corporate Threshold, no payments will be made under the Plan, regardless of division, individual or other business unit results. This threshold is included in the Plan agreement.

8.    REVISED AWARD LEVELS AND PERFORMANCE CRITERIA
      For Participants who are assigned to different position levels or transferred between Company organizations during the Plan Year, the Committee may, at any time, and upon recommendation of the President of Central Louisiana Electric, establish revised award levels and performance criteria for that Participant.

9.    FORM OF PAYMENT
      All awards under the Plan will be paid in cash, in one lump sum, subject to such payroll taxes and other deductions, if any, as may be in effect at the time of payment.

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10.   TIMING OF PAYMENT
      All awards will be paid as soon as practicable following approval by the Committee of actual awards.

11.   ADJUSTMENTS
      The Committee may not retroactively change any performance criteria, targets, payout schedules or participation levels for a Plan Year, except as and to the extent determined by the Committee in the event of changes in accounting practices or extraordinary or unanticipated circumstances.

12.   TERMINATION, DEATH OR DISABILITY
      Awards will be paid only to Participants who are actually employed and on the payroll on the last day of each Plan Year except as indicated below. A Participant whose employment terminates prior to the end of the Plan Year shall forfeit any and all awards and payouts from the Plan, whether terminated by the Company or voluntarily. Those who terminate employment due to death, disability or normal retirement will be paid a pro-rata portion of any award based on their date of termination. Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants.

13.   NEW PARTICIPANTS
      Participation for new employees will be determined as required by the Committee.

14.   MISCELLANEOUS
      No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Plan until such an award becomes payable to him or her.

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      No participant shall have any lien on any assets of the Company by reason of any award made under the Plan.

      The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification thereof, or any other plan for incentive compensation for any succeeding year, provided, that no such modification or amendment shall adversely affect rights to receive any amount to which Participants have become entitled prior to such modifications and amendments. Neither the Plan nor any award made under the Plan shall create any employment contract or relationship between the Company and any Participant. This plan supersedes all officer incentive compensation plans of Central Louisiana Electric, its divisions and subsidiaries.

Each Participant shall be provided with a Plan description and a Plan Agreement for each Plan Year. The Plan Agreement shall have attached to it the Plan specifics for each year, including the following:

      o The corporate threshold

      o The funding formula

      o The payout matrix

      o The payout schedule

      o The list of peer companies

This Plan shall be binding on the successors of the Company (including any Successor Company).


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